Exhibit 99.1
Neurobiological Technologies Announces Board Approval of
Plan of Liquidation and Dissolution
Company Also Announces Termination of Rights Plan and
Reports Fourth Quarter and Fiscal Year-End Financial Results for 2009
EMERYVILLE, Calif., August 31, 2009 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) (the “Company”) today announced that its board of directors has determined, after consideration of potential strategic alternatives, that it is in the best interests of the Company and all its stockholders to liquidate the Company’s assets and to dissolve the Company. In connection with the liquidation, the Company intends to distribute the majority of its available cash to its stockholders.
At its meeting on August 27, 2009, the board of directors voted to approve the dissolution and liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution. The board also approved an amendment of the Company’s Certificate of Incorporation that would authorize the Company to redeem the 494,000 shares of its preferred stock currently outstanding for $0.50 per share. The Company intends to call a special meeting of the stockholders to seek approval of the plan of dissolution and the amendment to the certificate of incorporation. If approved, the Company intends to redeem all outstanding shares of preferred stock, pay an extraordinary dividend to all holders of common stock and then proceed with the orderly wind down and dissolution of the Company.
If the dissolution is approved, the Company also plans to delist its common stock from the NASDAQ Capital Market, close its stock transfer books, discontinue recording transfers of shares of its stock, and cease its reporting obligations under the Securities Exchange Act of 1934, as amended.
Termination of Rights Agreement
The Company also announced that the board of directors has approved the termination of the Rights Agreement, dated as of May 19, 2005, by and between the Company and American Stock Transfer and Trust Co., as amended, effective as of August 31, 2009.
Financial Results
For fiscal year 2009, the Company reported revenue of $26.4 million, compared to revenue of $14.8 million for the prior year. The increase in revenue in fiscal 2009 occurred because in fiscal 2009 we reduced the time period over which we were contractually committed to provide certain services to Celtic Pharma (to whom we sold rights to the investigational drug XERECEPT® in fiscal 2006), resulting in recognition of additional revenue which had been previously deferred. The revenue resulting from the reduced commitment to provide services did not result in additional cash flows to the Company in fiscal 2009, and the amount of revenue recognized in fiscal 2009 which had been previously deferred totaled $18.8 million.

Net income for fiscal 2009 was $3.1 million, or $0.12 per share, compared with a net loss of $16.3 million, or $0.84 per share, in fiscal year 2008.
For the fourth quarter ended June 30, 2009, the Company reported revenue of $16.3 million compared to $3.5 million for the same period in 2008. The increase in revenue during the fourth quarter of 2009 included the reduction in the time period over which we were committed to provide certain services to Celtic Pharma. Net income for the quarter ended June 30, 2009 was $14.2 million compared with a net loss of $3.5 million for the same period in fiscal 2008.
At June 30, 2009, the Company’s combined balance of cash, cash equivalents and short-term investments was $24.0 million, including the Company’s auction rate securities carried at their estimated value of $5.5 million.
About Neurobiological Technologies, Inc.
Neurobiological Technologies, Inc. is a biopharmaceutical company historically focused on developing investigational drugs for central nervous system conditions.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning the Company’s proposed liquidation and dissolution. Actual results may differ materially from the results predicted. Potential risks and uncertainties include the possibility that dissolution and liquidation may not be approved by the stockholders or may be delayed, the possibility that no reasonable strategic alternatives to the dissolution and liquidation of the Company may become available, that distributions to stockholders may take several months or more to complete and that the proposed amendment to the Certificate of Incorporation may not be approved by stockholders, which would prevent the Company from redeeming the Preferred Stock and might delay any distributions to any of the stockholders until the conclusion of the dissolution process. In addition, no assurance can be given as to the amount of cash actually to be distributed to the stockholders. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in the “Risk Factors” section of our annual report on Form 10-K filed with the SEC on August 31, 2009.

SOURCE:	Neurobiological Technologies, Inc.
www.ntii.com

CONTACT:	Matthew M. Loar, CFO — 510.595.6000

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	June 30,		Year ended June 30,
	2009	2008	2009	2008
	(Unaudited)
REVENUES
Royalty	$1,475	2,008	$7,065	$8,253
Technology sale and collaboration services	14,806	1,505	19,285	6,507

Total revenues	16,281	3,513	26,350	14,760

EXPENSES
Research and development	76	5,760	17,584	24,581
General and administrative	1,112	1,548	5,082	6,876
Loss on impairment of property and equipment	—	—	193	—

Total expenses	1,188	7,308	22,859	31,457

Operating income (loss)	15,093	(3,795)	3,491	(16,697)
Interest expense, including non-cash amortization in fiscal 2008	—	—	—	(2,479)
Realized gain (loss) on sale of long-term investments	(18)	—	152	—
Impairment charge for decrease in fair value of investments	(958)	—	(1,013)	(1,778)
Interest income	99	234	748	1,254
Non-cash gain (loss) on change in fair value of warrants	(62)	107	(255)	3,378

NET INCOME (LOSS)	$14,154	$(3,454)	$3,123	$(16,322)

NET INCOME (LOSS) PER SHARE	$0.53	$(0.13)	$0.12	$(0.84)

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30,
	2009	2008

Cash and cash equivalents	$8,230	$27,941
Short- and long-term investments	15,819	13,889
Working capital	23,423	21,817
Total assets	24,660	43,187
Total liabilities	1,115	22,901
Stockholders’ equity	23,545	20,286